 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2013

THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402
(Address of principal executive offices)

(717) 757-7660
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

Second Amendment to Second Amended and Restated Loan and Security Agreement

On December 12, 2013, The Bon-Ton Department Stores, Inc., Carson Pirie Scott II, Inc., Bon-Ton Distribution, Inc., McRIL, LLC, and The Bon-Ton Stores of Lancaster, Inc. as borrowers, and The Bon-Ton Stores, Inc. and certain other subsidiaries as obligors, entered into a Second Amendment (the “Second Amendment”) to the Second Amended and Restated Loan and Security Agreement  (the “Loan Agreement”), with Bank of America, N.A., as Agent, and certain financial institutions as lenders, dated March 21, 2011.

The Second Amendment (i) decreases the margins applicable to borrowings under the revolving commitments for loans under the Loan Agreement by 0.50%, (ii) decreases the unused line fee from 0.50% or 0.375% depending on facility usage to 0.25%, (ii) extends the maturity date of the commitments under the Loan Agreement to the earlier of December 12, 2018 and a springing maturity date based on the maturity of our senior notes and any junior debt, (iii) excludes from the calculation of such springing maturity date the existing mortgage loan debt and up to $60.0 million of our senior notes, (iv) relaxes certain covenants in the Loan Agreement governing our ability to make acquisitions, distributions, investments and payments on certain debt, (v) relaxes certain of the borrowing base calculations and cash management requirements in the Loan Agreement and (vi) makes certain other changes to the terms of the Loan Agreement.

The foregoing description of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Second Amendment to Second Amended and Restated Loan and Security Agreement dated March 21, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President and Chief Financial Officer

Date: December 13, 2013